Exhibit 99

Tredegar Reports Third-Quarter Results

  Film Products’ volume increased 8% from the second quarter of 2010 and 5% from the third quarter of 2009.
  Film Products’ operating profit decreased versus the strong performance in the third quarter of 2009.
  Bonnell Aluminum’s volume increased 6% from the third quarter of 2009.

RICHMOND, Va.--(BUSINESS WIRE)--November 2, 2010--Tredegar Corporation (NYSE:TG) reported third-quarter net income of $9.0 million (28 cents per share) compared to $11.0 million (32 cents per share) in the third quarter of 2009. Income from manufacturing operations in the third quarter was $9.9 million (31 cents per share) versus $10.6 million (31 cents per share) in the third quarter last year. Third-quarter sales increased to $197.5 million from $175.7 million in 2009.

A summary of results for manufacturing operations for the three and nine months ended September 30, 2010 and 2009 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Sales	$197.5	$175.7	$557.5	$486.8

Net income (loss) as reported under generally accepted accounting principles (GAAP)	$9.0	$11.0	$19.7	$(11.3)
After-tax effects of:
Loss from Other segment ongoing operations	.5	-	1.9	-
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	.1	-	.4	.9
(Gains) losses from sale of assets and other items	.3	(.4)	(.1)	3.5
Goodwill impairment relating to aluminum extrusions business	-	-	-	30.6
Income from manufacturing operations*	$9.9	$10.6	$21.9	$23.7

Diluted earnings (loss) per share as reported under GAAP	$.28	$.32	$.60	$(.33)
After-tax effects per diluted share of:
Loss from Other segment ongoing operations	.02	-	.06	-
(Gains) losses associated with plant shutdowns, asset impairments and restructurings	-	-	.01	.01
(Gains) losses from sale of assets and other items	.01	(.01)	-	.12
Goodwill impairment relating to aluminum extrusions business	-	-	-	.90
Diluted earnings per share from manufacturing operations*	$.31	$.31	$.67	$.70

* Manufacturing operations includes Film Products, Aluminum Extrusions and Corporate Expenses, Interest and Taxes. See Notes to the Financial Tables included with this press release for further detail regarding the items included in the reconciliation between net income (loss) as reported under generally accepted accounting principles (GAAP) and income from manufacturing operations, a non-GAAP financial measure. In addition, Note (h) within the Notes to the Financial Tables provides the definition of income from manufacturing operations and the reasons why management presents the measure.

Nancy M. Taylor, Tredegar’s president and chief executive officer, said: “We are encouraged by another quarter of volume growth. Our films business encountered an unexpected surge in customer demand in the third quarter, and we experienced operational inefficiencies and increased costs as a result. Nonetheless, I am pleased with the commitment of our employees to meet aggressive customer delivery requirements. As we enter the fourth quarter, we are cautious as customer feedback indicates a likelihood of inventory corrections.”

“Our team at Bonnell Aluminum continues to focus on controlling costs, as we work through the prolonged slowdown in the nonresidential sector and explore opportunities outside of that market.”

Ms. Taylor concluded: “Our strong balance sheet should allow us to continue to invest in our people, processes, and growth initiative activities, despite continuing economic uncertainty.”

OPERATIONS REVIEW

Film Products

A summary of third quarter and year-to-date operating results for Film Products is provided below:

(In Thousands, Except Percentages)	Quarter Ended September 30		Favorable/ (Unfavorable) % Change	Nine Months Ended September 30		Favorable/ (Unfavorable) % Change
	2010	2009		2010	2009

Sales volume (pounds)	58,232	55,209	5.5%	167,032	154,115	8.4%

Net sales	$137,325	$123,397	11.3%	$389,692	$335,984	16.0%

Operating profit from ongoing operations	$17,828	$21,750	(18.0)%	$50,732	$48,978	3.6%

Third-quarter net sales (sales less freight) rose, primarily due to higher volume and higher average selling prices from the pass-through of increased resin prices. Higher volumes, most notably in packaging (typically lower-value products) and personal care materials, resulted in an unfavorable sales mix in the third quarter of 2010 compared to the third quarter of 2009. Although demand has remained strong for surface protection products used in the LCD (liquid crystal display) market, recent forecasts for that market indicate that demand may be slowing as the market experiences excess panel supply.

Operating profit from ongoing operations decreased in the third quarter of 2010 compared with the prior year. There were a number of contributing factors: higher volume in packaging products resulted in an unfavorable sales mix; operational inefficiencies resulted from a surge in customer demand and the ramp-up of new products; and planned expenditures in support of growth initiatives. The company also estimates that the change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of $781,000 in the third quarter of 2010 compared to the third quarter of 2009.

The company estimates that the impact of the quarterly lag in the pass-through of average resin costs on operating profits from ongoing operations was a positive $311,000 in the third quarter of 2010 and was a negative $1.3 million in the third quarter of 2009.

Net sales for the nine months ended September 30, 2010 increased in comparison to the same period in the prior year, primarily due to the higher volume in surface protection products and personal care materials and higher average selling prices from the pass-through of increased resin prices. Operating profit from ongoing operations for the first nine months of 2010 increased from the same period in the prior year, primarily due to higher sales volumes referenced above, partially offset by the unfavorable impact of the lag in the pass-through of higher resin costs in 2010, higher selling, general and administrative expenses, and unfavorable changes in the U.S. dollar value of currencies for operations outside the U.S. The estimated impact of the resin pass-through lag was a negative $4.6 million for the first nine months of 2010 versus a favorable $1.7 million for the first nine months of 2009. The company estimates that the change in the U.S. dollar value of currencies for operations outside the U.S. had an unfavorable impact of approximately $828,000 in the first nine months of 2010 compared to the first nine months of 2009.

Capital expenditures in Film Products were $11.2 million in the first nine months of 2010 compared with $9.1 million in the first nine months of last year. Film Products currently projects that capital expenditures will be approximately $16 million in 2010. Depreciation expense was $25.1 million in the first nine months of 2010 and $24.0 million in the first nine months of 2009, and is projected to be approximately $35 million in 2010.

Aluminum Extrusions

A summary of third quarter and year-to-date operating results for Aluminum Extrusions, which is also referred to as Bonnell Aluminum, is provided below:

(In Thousands, Except Percentages)	Quarter Ended September 30		Favorable/ (Unfavorable) % Change	Nine Months Ended September 30		Favorable/ (Unfavorable) % Change
	2010	2009		2010	2009

Sales volume (pounds)	26,290	24,712	6.4%	72,187	72,370	(0.3)%

Net sales	$54,629	$47,573	14.8%	$152,099	$139,068	9.4%

Operating profit (loss) from ongoing operations	$140	$(927)	-	$(2,618)	$(2,090)	(25.3)%

Third-quarter net sales and operating profit were favorably impacted by higher volume. Net sales in the third quarter and first nine months of 2010 increased in comparison to 2009 due to higher average selling prices driven by an increase in aluminum prices. Overall sales volume in the first nine months of 2010 was relatively consistent with the prior year period despite extremely challenging conditions in nonresidential construction that led to a decline in our volumes from this market of approximately 5%. The unfavorable change in the operating loss from ongoing operations reported for the first nine months of 2010 compared with the same period in 2009 reflects lower margins, resulting from a less favorable sales mix.

Capital expenditures for Aluminum Extrusions were $2.3 million in the first nine months of 2010 compared with $14.6 million in the same period of last year. Capital expenditures are projected to be approximately $4 million in 2010. Depreciation expense was $6.9 million in the first nine months of 2010 compared with $5.6 million in the first nine months of 2009, and is projected to be approximately $9 million in 2010.

Other

In the first quarter of 2010, Tredegar added an additional segment, Other, comprised of the start-up operations of Bright View Technologies Corporation (Bright View) and Falling Springs, LLC (Falling Springs). We acquired the assets of Bright View, a late-stage developmental company, on February 3, 2010. Bright View is a developer and producer of high-value microstructure-based optical films for the LED (light emitting diode) and fluorescent lighting markets. Falling Springs develops, owns and operates multiple mitigation banks. Through the establishment of perpetual easements to restore, enhance and preserve wetlands, streams or other protected environmental resources, these mitigation banks create saleable credits that are used by the purchaser of credits to offset the negative environmental impacts from private and public development projects.

Net sales for this segment can fluctuate from quarter-to-quarter as Bright View is a late-stage developmental company and Falling Springs’ revenue can vary based upon the timing of development projects within its markets. Operating losses from ongoing operations were $840,000 in the third quarter of 2010 and $2.9 million in the first nine months of 2010.

Corporate Expenses, Interest and Taxes

Pension expense was $408,000 in the third quarter of 2010 and $496,000 in the first nine months of 2010, an unfavorable change of $1.4 million and $3.0 million, respectively, from net pension income recognized in the comparable periods of 2009. Most of the pension impact on earnings is reflected in “Corporate expenses, net” in the net sales and operating profit by segment table. Corporate expenses, net increased in 2010 versus 2009 primarily due to the unfavorable impact of pension expense noted above and adjustments for certain performance-based incentive compensation programs.

In June 2010, we entered into a new $300 million four-year, unsecured revolving credit facility, which replaced our previous revolving credit facility that was due to expire on December 15, 2010. Interest expense, which includes the amortization of debt issue costs, increased $190,000 in the first nine months of 2010 compared to the first nine months of 2009.

The effective tax rate used to compute income taxes from manufacturing operations was 24.6% in the third quarter of 2010 compared with 36.8% in the third quarter of 2009, and 34.1% in the first nine months of 2010 compared with 35.0% for the first nine months of 2009. The decrease in the effective tax rate for manufacturing operations for 2010 versus 2009, which had a favorable impact of approximately five cents per share during the third quarter and approximately one cent per share in the first nine months, was primarily attributed to the effect on income taxes of a reduction in the estimated value of a dividend received from a foreign subsidiary, partially offset by the recognition of a reserve for an uncollectible tax indemnification receivable.

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net cash (cash and cash equivalents in excess of debt) was $60.8 million at September 30, 2010, compared with net cash of $89.5 million at December 31, 2009. In the first nine months of 2010, cash was used to repurchase 2.1 million shares of our common stock for $35.1 million and to purchase the assets of Bright View. Adjusted EBITDA, a key valuation and borrowing capacity measure, was $83.5 million in the twelve months ended September 30, 2010. Net cash and adjusted EBITDA are financial measures that are not calculated or presented in accordance with generally accepted accounting principles (GAAP). See notes to financial statements and tables for reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of Aluminum Extrusions are cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries, and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the other factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in additional detail in “Risk Factors” in Part I, Item 1A of Tredegar’s 2009 Annual Report on Form 10-K filed with the SEC. Readers are urged to review and consider carefully the disclosures Tredegar makes in its filings with the SEC.

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations. Reconciliations of non-GAAP financial measures are provided in the Notes to the Financial Tables included with this press release and can also be found within Presentations in the Investor Relations section of our website, www.tredegar.com. Tredegar uses its website as a channel of distribution of material company information. Financial information and other material information regarding Tredegar is posted on and assembled in the Investor Relations section of our website. Based in Richmond, Va., Tredegar Corporation is primarily a global manufacturer of plastic films and aluminum extrusions.

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009

Sales	$197,518	$175,662	$557,530	$486,843
Other income (expense), net (a) (d) (e)	814	300	1,036	1,657
	198,332	175,962	558,566	488,500

Cost of goods sold (a)	158,648	135,779	450,346	386,652
Freight	5,068	4,692	13,760	11,791
Selling, R&D and general expenses	21,860	18,621	62,511	53,171
Amortization of intangibles	125	30	342	90
Interest expense	358	197	775	585
Asset impairments and costs associated with exit and disposal activities (a)	109	-	520	1,482
Goodwill impairment charge (b)	-	-	-	30,559
	186,168	159,319	528,254	484,330

Income before income taxes	12,164	16,643	30,312	4,170
Income taxes (e)	3,196	5,647	10,602	15,504

Net income (loss) (a) (c)	$8,968	$10,996	$19,710	$(11,334)

Earnings (loss) per share:
Basic	$.28	$.32	$.61	$(.33)
Diluted	.28	.32	.60	(.33)

Shares used to compute earnings (loss) per share:
Basic	31,779	33,878	32,455	33,873
Diluted	31,995	33,922	32,648	33,873

Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2010	2009	2010	2009
Net Sales
Film Products	$137,325	$123,397	$389,692	$335,984
Aluminum Extrusions	54,629	47,573	152,099	139,068
Other	496	-	1,979	-
Total net sales	192,450	170,970	543,770	475,052
Add back freight	5,068	4,692	13,760	11,791
Sales as shown in the Consolidated Statements of Income	$197,518	$175,662	$557,530	$486,843

Operating Profit
Film Products:
Ongoing operations	$17,828	$21,750	$50,732	$48,978
Plant shutdowns, asset impairments, restructurings and other (a)	(109)	-	(505)	(660)

Aluminum Extrusions:
Ongoing operations	140	(927)	(2,618)	(2,090)
Goodwill impairment charge (b)	-	-	-	(30,559)
Plant shutdowns, asset impairments, restructurings and other (a)	14	(111)	480	(1,417)

AFBS:
Gain on sale of investments in Theken Spine and Therics, LLC (d)	-	-	-	150

Other:
Ongoing operations	(840)	-	(2,934)	-
Total	17,033	20,712	45,155	14,402
Interest income	184	215	518	649
Interest expense	358	197	775	585
Gain on the sale of corporate assets (e)	-	-	-	404
Stock option-based compensation costs	527	424	1,539	1,227
Corporate expenses, net (a)	4,168	3,663	13,047	9,473
Income before income taxes	12,164	16,643	30,312	4,170
Income taxes (e)	3,196	5,647	10,602	15,504
Net income (loss) (a) (c)	$8,968	$10,996	$19,710	$(11,334)

Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
Assets

Cash & cash equivalents	$61,630	$90,663
Accounts & notes receivable, net	98,107	74,014
Income taxes recoverable	3,453	4,016
Inventories	39,049	35,522
Deferred income taxes	6,331	5,750
Prepaid expenses & other	4,217	5,335
Total current assets	212,787	215,300

Property, plant & equipment, net	212,350	230,876
Other assets	49,267	45,561
Goodwill & other intangibles	106,426	104,542
Total assets	$580,830	$596,279

Liabilities and Shareholders' Equity

Accounts payable	$64,744	$53,770
Accrued expenses	34,198	34,930
Current portion of long-term debt	564	451
Total current liabilities	99,506	89,151

Long-term debt	235	712
Deferred income taxes	53,490	59,052
Other noncurrent liabilities	14,762	18,292
Shareholders' equity	412,837	429,072
Total liabilities and shareholders' equity	$580,830	$596,279

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Nine Months Ended
	September 30
	2010	2009
Cash flows from operating activities:
Net income (loss)	$19,710	$(11,334)
Adjustments for noncash items:
Depreciation	32,316	29,607
Amortization of intangibles	342	90
Goodwill impairment charge (b)	-	30,559
Deferred income taxes	(6,067)	3,647
Accrued pension income and postretirement benefits	844	(2,219)
Loss on asset impairments and divestitures	355	-
Gain on sale of assets	(15)	(1,004)
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(24,697)	7,087
Inventories	(3,722)	7,088
Income taxes recoverable	563	11,249
Prepaid expenses and other	172	1,466
Accounts payable and accrued expenses	10,340	10,425
Other, net	(523)	(1,154)
Net cash provided by operating activities	29,618	85,507
Cash flows from investing activities:
Capital expenditures (including settlement of related accounts payable of $1,709 in 2009)	(13,847)	(25,507)
Acquisition	(5,500)	-
Proceeds from the sale of assets and property disposals	1,724	1,118
Net cash used in investing activities	(17,623)	(24,389)
Cash flows from financing activities:
Repurchases of Tredegar common stock	(35,141)	(1,523)
Dividends paid	(3,865)	(4,071)
Debt principal payments and financing costs	(2,467)	(21,094)
Proceeds from exercise of stock options and other	463	224
Net cash used in financing activities	(41,010)	(26,464)
Effect of exchange rate changes on cash	(18)	1,424
Increase (decrease) in cash and cash equivalents	(29,033)	36,078
Cash and cash equivalents at beginning of period	90,663	45,975
Cash and cash equivalents at end of period	$61,630	$82,053

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended September 30, 2010
	Film	Aluminum
	Products	Extrusions	Other	Total
Operating profit (loss) from ongoing operations	$66.1	$(7.0)	$(2.9)	$56.2
Add back depreciation and amortization	33.5	8.9	.5	42.9
Corporate overhead	-	-	-	(15.6)
Adjusted EBITDA (f)	$99.6	$1.9	$(2.4)	$83.5

Selected balance sheet and other data as of September 30, 2010:
Net debt (cash) (g)	$(60.8)
Shares outstanding	31.8

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2010 include:
-- Pretax charges of $109,000 for severance and other employee-related costs in connection with restructurings in Film Products; and

-- Pretax gains of $14,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2010 include:

-- Pretax gains of $480,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

-- Pretax charge of $355,000 for an asset impairment in Film Products;
-- Pretax charges of $165,000 for severance and other employee-related costs in connection with restructurings in Film Products;

-- Pretax gain of $120,000 on the sale of previously impaired equipment (included in “Other income (expense), net” in the condensed consolidated statement of income) at our film products manufacturing facility in Pottsville, Pennsylvania; and

-- Pretax losses of $105,000 on the disposal of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia.

Plant shutdowns, asset impairments, restructurings and other in the third quarter of 2009 include:

-- Pretax losses of $111,000 associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments, restructurings and other in the first nine months of 2009 include:

-- Pretax charges of $1.6 million for severance and other employee-related costs in connection with restructurings in Film Products ($1.1 million), Aluminum Extrusions ($369,000) and corporate headquarters ($178,000, included in "Corporate expenses, net" in the net sales and operating profit by segment table);

-- Pretax losses of $1.5 million associated with Aluminum Extrusions for timing differences between the recognition of realized losses on aluminum futures contracts and related revenues from the delayed fulfillment by customers of fixed-price forward purchase commitments (included in "Cost of goods sold" in the condensed consolidated statements of income);

-- Pretax gain of $276,000 (included in "Cost of goods sold" in the condensed consolidated statements of income) related to the reduction of future environmental costs expected to be incurred by Aluminum Extrusions;

-- Pretax gain of $275,000 on the sale of equipment (included in "Other income (expense), net" in the condensed consolidated statements of income) from a previously shutdown film products manufacturing facility in LaGrange, Georgia;

-- Pretax gain of $175,000 on the sale of a previously shutdown aluminum extrusions manufacturing facility in El Campo, Texas (included in "Other income (expense), net" in the condensed consolidated statements of income); and

-- Pretax gain of $149,000 related to the reversal to income of certain inventory impairment accruals in Film Products.

(b)	Goodwill impairment charge of $30.6 million ($30.6 million after taxes) was recognized in Aluminum Extrusions in the first quarter of 2009 upon completion of an impairment analysis performed as of March 31, 2009. This non-cash charge, as computed under U.S. generally accepted accounting principles, resulted from the estimated adverse impact on the business unit's fair value of possible future losses and the uncertainty of the amount and timing of an economic recovery.

(c)	Comprehensive income (loss), defined as net income (loss) and other comprehensive income (loss), was income of $15.7 million in the third quarter of 2010 and income of $15.3 million for the third quarter 2009. Comprehensive income (loss) was income of $19.4 million in the first nine months of 2010 and a loss of $1.1 million for the first nine months of 2009. Other comprehensive income (loss) includes changes in foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and prior service costs and net gains or losses from pension and other postretirement benefit plans arising during the period and the related amortization of these prior service costs and net gains or losses recorded net of deferred taxes directly in shareholders' equity.

(d)	Gain on the sale of investments in Theken Spine and Therics, LLC in the first quarter of 2009 includes a post-closing contractual adjustment of $150,000 (included in "Other income (expense), net" in the condensed consolidated statements of income). Closing on the sale of these investments occurred in 2008. AFBS (formerly Therics, Inc.) received these investments in 2005, when substantially all of the assets of AFBS, Inc., a wholly-owned subsidiary of Tredegar, were sold or assigned to a newly-created limited liability company, Therics, LLC, controlled and managed by an individual not affiliated with Tredegar.

(e)	Gain on sale of corporate assets in the first nine months of 2009 includes a realized gain on the sale of corporate real estate ($404,000) in the first quarter of 2009. This gain is included in "Other income (expense), net" in the condensed consolidated statement of income.

Income taxes for 2010 include the net increase of a valuation allowance of $166,000 (which includes an increase of $303,000 recognized in the third quarter) related to expected limitations on the utilization of assumed capital losses on certain investments that was recognized in prior years. Income taxes for 2009 include the recognition of valuation allowances of $3.3 million (which includes a partial reversal of $476,000 recognized in the third quarter) related to expected limitations on the utilization of assumed capital losses on certain investments.

(f)	Adjusted EBITDA for the twelve months ended September 30, 2010, represents net income (loss) before interest, taxes, depreciation, amortization, unusual items, goodwill impairments, losses associated with plant shutdowns, asset impairments and restructurings, gains or losses from the sale of assets; investment write-downs or write-ups, charges related to stock option awards accounted for under the fair value-based method, and other items. Adjusted EBITDA is a non-GAAP measure that is not intended to represent net income (loss) or cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (loss) (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(g)	Net debt (cash) is calculated as follows (in millions):

	September 30,	December 31,
	2010	2009
Debt	$.8	$1.2
Less: Cash and cash equivalents	(61.6)	(90.7)
Net debt (cash)	$(60.8)	$(89.5)

Net debt or cash is not intended to represent debt or cash as defined by GAAP. Net debt or cash is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt or cash to be helpful for the same purposes.

(h)

Tredegar's presentation of income and earnings per share from manufacturing operations excludes the after-tax effects of unusual items, goodwill impairments, ongoing operations for the Other segment, losses associated with plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income (loss) and earnings (loss) per share as reported under GAAP. Income and earnings per share from manufacturing operations are key financial and analytical measures used by management to gauge the operating performance of its manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s manufacturing businesses under GAAP and should not be considered as an alternative to net income (loss) or earnings (loss) per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

CONTACT:
Tredegar Corporation
Neill Bellamy
Phone: 804/330-1211
Fax: 804/330-1777
E-mail: nbellamy@tredegar.com